Exhibit 99.1

Houston American Energy Corp. Reports Preliminary, Unaudited Results for Third Quarter 2025

HOUSTON, TX – November 10, 2025 – Houston American Energy Corp. (NYSE American: HUSA) (“HUSA” or the “Company”) today announced preliminary, unaudited financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Preliminary, Unaudited Results

●	Preliminary, total operating expenses for the third quarter 2025 are expected to be approximately $3.8 million, an increase of $2.7 million compared to the second quarter 2025 reflecting the operating costs of the number of the combined organization following the acquisition on July 1, 2025, as well as the additional costs of integration. The increased cost also reflects a number of initiatives undertaken in the quarter:

●	Completion of acquisition of 25-acre site in Cedar Port, Baytown, TX
●	Appointment of Nexus PMG as Engineering and Service Provider to support the development of Abundia Global Impact Group LLC’s , a wholly-owned subsidiary of HUSA (“AGIG”) Plastics Recycling Facility and Innovation Hub
●	Breaking ground on the AGIG Innovation Hub and R&D Center at Cedar Port
●	Further development of biomass to liquid fuels and sustainable aviation fuel with the execution of a binding term sheet with BTG Bioliquids B.V.
●	Establishment of a new Board of Directors following the acquisition of AGIG, integrating seasoned industry and financial leaders to support the Company’s transition into low-carbon fuels and chemicals.

●	Preliminary, unaudited cash and cash equivalents as of September 30, 2025, is expected to be approximately $1.5 million

●	Preliminary, unaudited goodwill as of September 30, 2025, is expected to be approximately $13.0 million

●	Preliminary, unaudited land asset as of September 30, 2025, is expected to be approximately $8.6 million

●	Preliminary, unaudited debt as of September 30. 2025, is expected to be approximately $11.0 million

About Houston American Energy Corp.

Houston American Energy Corp. (NYSE American: HUSA) is an independent energy company with a growing and diversified portfolio across both conventional and renewable sectors. Historically focused on the exploration and production of oil and natural gas, the Company is actively expanding into high-growth segments of the energy industry. In July 2025, HUSA acquired Abundia Global Impact Group, a technology-driven platform specializing in the conversion of waste plastics into low-carbon fuels and chemical feedstocks. This strategic acquisition reflects HUSA’s broader commitment to meeting global energy demands through a balanced mix of traditional and alternative energy solutions and positions the Company to capitalize on emerging opportunities in sustainable fuels and energy transition technologies.

Preliminary Financial Information

The preliminary financial information included in this press release is unaudited and is subject to completion of Houston American Energy Corp.’s quarter-end closing procedures and further financial review. Actual results may differ from these estimates as a result of the completion of quarter-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles, and they should not be viewed as indicative of our results for any future period. Houston American Energy Corp.’s independent registered public accountants have not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, do not express an opinion or any other form of assurance with respect to these preliminary estimates.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results of Houston American Energy Corp. (the “Company”) may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations about the Company’s financial and operating results, including the Company’s operating expenses, cash position, good will, land asset, and debt, and the Company’s initiatives and undertakings, including the Company’s completed site acquisition; current and future development projects; appointment of a new engineering and service provider; establishment of a new board of directors; and the Company’s future performance, including its financial performance, and its ability to implement its strategies. These forward-looking statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding financial performance, prospects, future events and future results, and involve significant risks and uncertainties, as well as assumptions, that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the completion the Company’s quarter-end closing procedures for its financial statements for the quarter ended September 30, 2025, the success, cost and timing of the Company’s development projects; the Company’s operations with a new service provider; the Company’s operations under a new board of directors; changes in applicable laws or regulations; the inability of the Company to raise financing in the future; the inability of the Company to maintain its existing or future land assets; the expected effect from U.S. export controls and tariffs; the inability of the Company to compete with other companies currently engaged in the development of services that the Company is currently developing; the Company’s estimates regarding expenses, revenue, capital requirements and needs for additional financing; the Company’s financial performance; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including those under “Risk Factors” therein. The Company cautions readers that the foregoing list of factors is not exclusive and that readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

For additional information, view the Company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.